Exhibit 1.A(3)(b)(ii)

                                   SCHEDULE B

                              COMPENSATION SCHEDULE
                            TO SELLING AGREEMENT FOR
                    SECURITY LIFE FIRSTLINE and FIRSTLINE II


This Schedule is an attachment to the ING AMERICA EQUITIES, INC. ("ING AMERICA EQUITIES") Selling Agreement by and among the parties pursuant to paragraph 17 of that Selling Agreement, effective as of May 1, 2000, or the date the Selling Agreement is made effective by Security Life, whichever is later. The provisions of this Schedule shall apply only to Security Life FirstLine and FirstLine II Flexible Premium Variable Universal Life policies solicited and issued while this Schedule is in effect. All compensation payable under this Schedule shall be subject to the terms and conditions contained herein at the time of issue of the policy by SECURITY LIFE OF DENVER INSURANCE COMPANY ("SECURITY LIFE").

1.       Commission Structure:


                              PCA   SCA   RCA, 2-10   RCA, 11+     Trail, 11+
                              ---   ---   ---------   --------     ----------

                 FirstLine    95%    4%      4%          2%      10 basis points
               -----------------------------------------------------------------
               FirstLine II   95%    4%      4%          2%      15 basis points

                  PCA (PRIMARY COMMISSIONABLE AMOUNT) is equal to the first year target premium. Gross premiums paid up to the PCA in any year are commissioned at the full PCA rate. If the gross premium paid in year one is less than the PCA, then the difference is carried over to the second year. Premiums received in year two or later up to this difference, if any, are commissioned at the full PCA commission rate. A new PCA is generated any time a new coverage segment is created (whether on the base policy or on a commissionable rider). Note that a death benefit option change does not create any new PCA as no new coverage segment is added. Premium dollars are allocated first to PCA, then to SCA, and finally to RCA.

                  SCA (SECONDARY COMMISSIONABLE AMOUNT) is equal to the difference, if any, between the gross premiums paid in year one and the PCA. In the year that a new coverage segment is created, all premium paid in excess of the PCA total for that year is commissioned at the RCA rate.

                  RCA (RENEWABLE COMMISSIONABLE AMOUNT) equals zero in the first policy year. In renewal years, the RCA equals the gross premium paid less the PCA for that year, but in no event less than zero.

Premiums received within 15 days prior to policy anniversary will result in the agent receiving commissions at the same rate as if the premium was paid on the anniversary date.


Schedule B                                                           Page 1 of 4

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2.   Trail Commissions: A trail commission of 0.10% for FirstLine and 0.15% for
     FirstLine II on an annualized basis is calculated at the end of each month based on the policy's Account Value less policy debt at the end of the prior month. For FirstLine II, trail commissions begin at the eleventh policy anniversary. For FirstLine, the trail commission begins at the earlier of:

         a.   the eleventh policy anniversary, or

         b. the end of the policy year in which the cumulative premium payments less partial withdrawals equals or exceeds the guideline single premium as defined by the Internal Revenue Code. If prior to the eleventh policy anniversary, the first trail commission will be calculated for the entire year.

     The trail commission is payable annually at the end of a policy year provided the policy is in force (and not subject to the Grace Period provision) on such date.

3. Riders: Waiver of Cost of Insurance Rider, Additional Insured Rider and Waiver of Specified Premium Rider are commissionable and will have a separate target premium which is set at issue and is level thereafter. The Adjustable Term Insurance Rider and Right to Exchange Rider have no target premium associated with them. Flat extra ratings with a duration of six years or more are commissionable and substandard table ratings are commissionable based upon the first year additional cost of insurance charge.

4. Commission Calculation: Commissions shall be calculated only on premium actually received and accepted by SECURITY LIFE. Commissions shall be paid only on an earned basis. Outstanding loan amounts carried over are not considered commissionable premium.

5. Premium Allocation: If the Stated Death Benefit has been increased since the policy date, premiums received are allocated to the coverage segments in the same proportion that the guideline annual premium for each segment bears to the total guideline annual premium of the policy.

6. Death Benefit Increases: If a premium payment accompanies a request for a Stated Death Benefit increase or is received while a request is pending, the payment will be applied to the policy but commissions shall not be payable until the increase is effective. The commission shall then be payable based on the premium being allocated among all segments as it would normally and the new target premium after the increase.


Schedule B                                                           Page 2 of 4

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7.   Guaranteed Issue:  FirstLine II guaranteed issue rates are the same as for fully underwritten business. FirstLine has two Guaranteed Issue programs, Regular and Select. The commission levels for FirstLine for first target are shown in the tables below. The commission levels for renewals, ultimate and trail, are the same as the fully underwritten version.

                                     FirstLine First Year Commission Rate
                                     ------------------------------------
                             Issue Age            Non-Smokers            Smokers

Regular Guaranteed Issue:        0-40                 77%                  48%
                                41-45                 77%                  43%
                                46-50                 61%                  27%
                                51-55                 35%                  11%
                                56-60                 17%                   4%
                                61-65                  8%                   4%
                                 66+                   4%                   4%

Select Guaranteed Issue:       0-40                   82%                  65%
                                41-45                 82%                  57%
                                46-50                 70%                  38%
                                51-55                 52%                  15%
                                56-60                 34%                   4%
                                61-65                 14%                   4%
                                 66+                   4%                   4%

Guaranteed Issue generally is not available for ages 71 and above.

8. Compensation Payments: Compensation on initial premium shall be due to the Selling Broker-Dealer at the time of the issuance of the policy and for all other premium payments at the time of the receipt and acceptance of premium by Security Life, except that the amount, if any, and the time of payment of compensation on stated death benefit increases, replacements, reissues, changes, conversions, exchanges, term renewals, term conversions, premiums paid in advance, policies issued on a "guaranteed issue" basis, policies requiring facultative reinsurance arrangements, and other special cases and programs shall be governed by Security Life's underwriting and administrative rules then in effect. The Compensation shall be payable to the Selling Broker-Dealer in accordance with the Schedule B in effect at the time of issue of the policy.

9. Commission Chargeback: In the event that a policy for which a commission has been paid is lapsed or surrendered by the Policy Owner during the first six months, or is returned to SECURITY LIFE for refund of premium during the Free Look Period as described in the policy, SECURITY LIFE and ING AMERICA EQUITIES shall require reimbursement from SELLING BROKER-DEALER equal to 100% of the commission paid. If a premium payment for which a commission has been paid is refunded by SECURITY LIFE, a reimbursement of the commission paid on the amount refunded will be due from the SELLING BROKER-DEALER.


Schedule B                                                           Page 3 of 4


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The reimbursement may be deducted by ING AMERICA EQUITIES from the next, or any subsequent, commission payment to SELLING BROKER-DEALER.

If the amount to be reimbursed exceeds compensation otherwise due, SELLING BROKER-DEALER shall promptly reimburse ING AMERICA EQUITIES before the next commission cycle.

10. Internal Exchanges: Commissions on the exchange of any policy issued by SECURITY LIFE or any other ING affiliate for FirstLine, if any, will be paid in accordance with the internal exchange procedures in effect at SECURITY LIFE on the date the exchange is completed. The commission rates and/or target premiums may be adjusted in accordance with the rules in effect at the time of the exchange. If the Representative responsible for the exchange is not the producer of the original policy, and the original producer is still active with SECURITY LIFE, no commission will be payable to the Representative or the SELLING BROKER-DEALER.













Schedule B                                                           Page 4 of 4